Exhibit 99.1
Zai Lab Appoints Michel Vounatsos
To Its Board of Directors

SHANGHAI and CAMBRIDGE, Mass., January 9, 2023 -- Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688) today announced that Michel Vounatsos has been appointed to its Board of Directors, effective January 7, 2023. Mr. Vounatsos brings to the Board extensive global leadership and management experience in the biopharmaceutical industry, including more than 25 years of service at leading companies. His expertise includes significant commercial experience in China and worldwide in the areas of primary care and neuroscience.

“We are delighted to welcome Michel Vounatsos to the Zai Lab Board of Directors,” said Dr. Samantha Du, Founder, Chairperson, and CEO of Zai Lab. “Michel has a wealth of commercial experience, globally and in China, which will be invaluable to the Board and our executive team as the Company continues its efforts to develop and commercialize the products in its pipeline to serve patients in China and around the world. In particular, his deep development and commercial experience in neuroscience will significantly benefit the Company as we continue to enhance our expertise in this key therapeutic area.”

“I’m thrilled to be joining the Zai Lab Board of Directors at such a pivotal time in the company’s growth,” said Michel Vounatsos. “Zai Lab has earned its reputation as a partner of choice in China where it already has four medicines on the market and plans for three more launches in the near term. I look forward to contributing to Zai Lab’s future growth and success, particularly with respect to its strategic direction and commercialization efforts both in China and globally.”

Mr. Vounatsos served as Chief Executive Officer and member of the Board of Directors of Biogen, Inc. from January 2017 to November 2022, after serving as Executive Vice President and Chief Commercial Officer in 2016. Prior to joining Biogen, Mr. Vounatsos held various roles of increasing responsibility at Merck & Co. from 1996 to 2016. While at Merck, Mr. Vounatsos was President of MSD China from 2008 to 2012, leading all operations in China, creating a long-term growth strategy and several strategic alliances, and helping MSD China grow and significantly increase sales. Mr. Vounatsos later served as President, Primary Care & Merck Customer Centricity. In this role, he was responsible for strategic and business development decisions to grow Merck’s primary care business. Mr. Vounatsos previously held commercial leadership positions across Europe for Merck. Prior to Merck, Mr. Vounatsos held management positions at Ciba-Geigy, a pharmaceutical company, from 1990 to 1996. Mr. Vounatsos has served as a member of the Board of Directors and Audit Committee of PerkinElmer, Inc., a global scientific technology and life science research company, since 2020 and chair of the Nominating and Corporate Governance Committee since October 2022. He also serves on the advisory board of Tsinghua University School of Pharmaceutical Sciences in Beijing, China and as Chairman of the Supervisory Board of Liryc, the Electrophysiology and Heart Modeling Institute at the University of Bordeaux.

Mr. Vounatsos received an MBA from HEC School of Management in Paris, France and his C.S.C.T. certificate in Medicine from Université Victor Segalen, Bourdeaux II, also in France.

About Zai Lab

Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688) is an innovative, research-based, commercial-stage biopharmaceutical company based in China and the United States focused on bringing transformative medicines for oncology, autoimmune disorders, infectious diseases, and neurological disorders to patients in China and around the world. Our goal is to leverage our competencies and resources to positively impact human health worldwide.

For additional information about Zai Lab, including our products, business activities and partnerships, research, and other events or developments, please visit www.zailaboratory.com and follow us at www.twitter.com/ZaiLab_Global.

Zai Lab Forward-Looking Statements

This press release contains forward-looking statements about future expectations, plans, and prospects, including, without limitation, statements relating to the prospects and plans for Zai Lab’s management, operations, and growth potential. All statements, other than statements of historical fact, included in this press release are forward-looking statements, and can be identified by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “possible,” “potential,” “will,” “would,” and other similar expressions. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees or assurances of future performance. Forward-looking statements are based on our expectations and assumptions as of the date of this press release and are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. We may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors, including but not limited to (1) our ability to successfully commercialize and generate revenue from our approved products, (2) our ability to obtain funding for our operations and business initiatives, (3) the results of our clinical and pre-clinical development of our product candidates, (4) the content and timing of decisions made by the relevant regulatory authorities regarding regulatory approvals of our product candidates, (5) the effects of the novel coronavirus (COVID-19) pandemic, including any government actions or lockdown measures taken in response, on our business and general economic, regulatory, and political conditions, (6) risks related to doing business in China, and (7) other factors identified in our most recent annual and quarterly reports and in other reports we have filed with the U.S. Securities and Exchange Commission. We anticipate that subsequent events and developments will cause our expectations and assumptions to change, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Our SEC filings can be found on our website at www.zailaboratory.com and on the SEC’s website at www.sec.gov.

For more information, please contact:

Media: Christine Drury / Xiaoyu Chen
+1 (317) 385-9227 / +86 185 0015 5011
christine.drury@zailaboratory.com / xiaoyu.chen@zailaboratory.com

Investor Relations:
Lina Zhang
+86 136 8257 6943
lina.zhang@zailaboratory.com

Zai Lab Limited
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